Exhibit 10.11

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered info as of July 1, 1999, by and between PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation (“Manager”), and AMVI/Prospect Medical Group, a California professional partnership (“Partnership”).

RECITALS

A.                                   Partnership is a California partnership created by that certain Partnership Agreement dated July I, 1999 (the “Partnership Agreement”), comprised of two partners, both professional medical corporations duly organized under the laws of the State of California.  The partners in the Partnership are AMVI/IMC Health Network, Inc., A Medical Corporation and Santa Ana/Tustin Physicians Group, Inc.

B.                                     Partnership has entered into an agreement (the “CalOPTIMA Agreement”) with CalOPTIMA (“CalOPTIMA”) for the arrangement of the provision of health care services to enrollees of CalOPTIMA (the “CalOPTIMA Practice”).

C.                                     Manager has special expertise and experience in the operations and management aspects of independent practice associations and medical groups of the type operated or intended to be operated by Partnership.

D.                                    Partnership desires to devote all of its time to arranging for the delivery of health care services to CalOPTIMA enrollees, and in connection therewith desires to obtain the professional assistance of Manager in managing the business aspects of the CalOPTIMA Practice.

E.                                      Manager desires to provide Partnership with the necessary support to manage the business aspects of the CalOPTIMA Practice, including but not limited to clerical and billing services, claims pursuit and collection, cash flow management, and general administrative services (collectively, “Management Services”), to enable Partnership to concentrate on the development and implementation of the professional aspects of the CalOPTIMA Practice.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                                      MANAGER RESPONSIBILITIES.

1.1.                              During the term of this Agreement, Partnership appoints and engages Manager to serve as its exclusive manager and administrator of all non-physician or non-professional functions and services relating to the operation of the CalOPTIMA Practice, and Manager agrees to furnish to Partnership those management services set forth below.  Notwithstanding such appointment and engagement, Partnership will have exclusive authority and control over the professional aspects of the CalOPTIMA Practice.

1.1.1.                     General Administrative Services.  Manager shall provide general business management, administration and supervision for the business operations of the CalOPTIMA Practice, which shall include secretarial and other office personnel support services, administrative record keeping, and other similar administrative services required in the day-to-day operations of the CalOPTIMA Practice.

1.1.2.                     Accounting and Financial Management Services.  Manager shall provide the following accounting and financial management services:

1.1.2.1.            Manager shall, in consultation with Partnership, recommend an annual budget for the Partnership’s CalOPTIMA Practice, which budget shall reflect in reasonable detail anticipated revenues and expenses;

1.1.2.2.            Manager shall, in consultation with Partnership, establish bank accounts in the name of Partnership (“Accounts”) for the deposit of all sums received by Partnership for services provided to CalOPTIMA enrollees.  Partnership agrees that Manager shall have the authority to endorse all checks made payable to Partnership and deposit checks and funds received by Partnership in the Divisional Accounts of the Partnership, and Manager shall endorse and deposit such checks and funds, as directed by the Partnership.  Manager shall further have the authority to make transfers of funds to Accounts and, further, Manager shall have the authority to sign checks and, with the consent of the Partnership’s Managing Partner, stop payment on any checks drawn on Accounts.  Notwithstanding anything in the foregoing to the contrary, all checks drawn on Partnership’s Accounts shall require the consent of Partnership’s Managing Partner;

1.1.2.3.            Manager agrees to reconcile checks written with bank statements on a monthly basis and notify the Partnership’s Managing Partner of any problems;

1.1.2.4.            Manager agrees to make recommendations regarding check signature approvals and banking procedures of Partnership;

1.1.2.5.            Manager agrees to prepare balance sheets and income statements on a monthly basis for the Partnership and each of the Partnership’s divisions in accordance with the terms of the Partnership Agreement.  Such financial statements shall not be audited statements.  Manager agrees to cooperate fully with any annual or other audit Partnership or any of Partnership’s partners obtains (at its or their sole cost and expense) by an independent public accountant selected by Partnership or any partner;

1.1.2.6.            Manager shall receive and deposit on a timely basis into the Partnership Account capitation and other payments received by Partnership;

1.1.2.7.            Manager shall calculate primary care capitation and specialty, ancillary and other payable claims based on the records provided by CalOPTIMA and shall prepare checks to pay such amounts due and shall mail said payments to the respective providers;

1.1.2.8.            Manager shall monitor CalOPTIMA enrollees exceeding stop loss deductibles and communicate with CalOPTIMA in writing to seek reimbursement on behalf of Partnership;

1.1.2.9.            Manager shall bill on behalf of Partnership other payors for coordination of benefits and other third party liability payments according to the terms of the CalOPTIMA Agreement;

1.1.2.10.      Manager shall administer capitation and other distributions from CalOPTIMA including, without limitation, auditing and monitoring of risk pools, negotiating settlement of Partnership’s share of such pools and establishment and maintenance of incurred but not reported (“IBNR”) reserves for Partnership;

1.1.2.11.      Manager shall monitor any other revenue receipt programs CalOPTIMA and others may have (such as California Children’s Services) including, but not limited to, pre-existing pregnancy recovery, and seek reimbursement from CalOPTIMA on behalf of Partnership;

1.1.2.12.      Manager shall assist Partnership in establishing and administering a system to establish and adjust reserves for medical expenses.

1.1.3.                     Office Service; Billing.  Manager shall provide bookkeeping and accounting services, including, without limitation, maintenance, custody and supervision of Partnership’s business records, papers and documents, ledgers, journals and reports, and the preparation, distribution and recording of all bills and statements for professional services rendered by Partnership, as well as all reports and forms required by applicable third party payors.  Partnership shall at all times have the ultimate responsibility for setting all fees for professional services provided to patients of the CalOPTIMA Practice, as well as negotiating with CalOPTIMA.  All billings for services rendered to patients by the CalOPTIMA Practice shall be made under Partnership’s name and provider number(s), and Manager shall act as Partnership’s agent in the preparation, rendering and collection of such billings.  Partnership hereby appoints Manager for the term hereof as its true and lawful agent for the following purposes:

1.1.3.1.            to bill patients, if appropriate per CalOPTIMA guidelines, in Partnership’s name and on its behalf;

1.1.3.2.            to collect accounts receivable generated by such billings in Partnership’s name and on Partnership’s behalf;

1.1.3.3.            to submit, process and collect all claims for payment to, and receive on behalf of Partnership payments from, CalOPTIMA;

1.1.3.4.            to take possession of, endorse and deposit in the name and on behalf of Partnership to one or more Accounts designated by Partnership any notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable;

1.1.3.5.            Manager shall regularly determine which of Partnership’s accounts receivable are past due and shall perform appropriate follow-up procedures to collect on those accounts.

1.1.3.6.            Manager shall take such steps as are necessary or appropriate to ensure that all claims are complete and accurate, and are prepared and submitted in accordance with all applicable, laws, rules and regulations;

1.1.3.7.            Manager shall assist Partnership in developing an accounts receivable policy;

1.1.3.8.            Manager shall respond to all patient and third party correspondence and telephone calls related to accounts receivables management and billing services, except for complaints concerning medical care which is responsibility of the Partnership.  Manager shall promptly advise the Partnership of complaints concerning medical care in order to assist in the preparation of a response from the Partnership;

1.1.3.9.            Partnership or its designee and any partner or such partner’s designee has the right to review, audit or examine Manager’s books and records relating to the Partnership and/or the CalOPTIMA Practice at the office of Manager during normal business hours;

1.1.3.10.      Manager shall reconcile amounts received to determine under-payments and to recoup over-payments; and

1.1.3.11.      Manager shall establish and implement the voluntary compliance program for third party medical billing companies published November 30, 1998 by the United States Department of Health and Human Services, Office of the Inspector General.

1.1.4.                     Claim Settlement; Exculpation.  Manager shall provide the Partnership with a weekly report of those claims which Manager recommends to compromise, settle, write off or not to appeal a denial thereof, and the Partners shall make a determination of the disposition thereof which shall be communicated to, and implemented by, Manager.

1.1.5.                     Financial Reports.  Manager shall furnish to Partnership monthly and annual financial reports reflecting the Partnership’s financial status including, but not limited to, aging reports, balance sheets, income statements, writeoffs, adjustments and settlements, and such other reports as Partnership reasonably determines to be necessary.

1.1.6.                     Provider Contract Administration.  During the term of this Agreement, Manager shall provide the following provider contract administration services to Partnership:

1.1.6.1.            Identify and solicit participation of health care providers identified by the Partnership as necessary for Partnership operations, if and as requested by the Partnership;

1.1.6.2.            Review and make recommendations regarding the business terms of agreements between Partnership and Participating Providers, if and as requested by the Partnership;

1.1.6.3.            Make recommendations regarding compensation to Participating Providers;

1.1.6.4.            Make recommendations, in consultation with the Partnership, for the development of guidelines for the selection, hiring or firing of Participating Providers;

1.1.6.5.            Make recommendations regarding the definition of primary, specialty and ancillary services;

1.1.6.6.            Instruct all Participating Providers and their office staffs regarding established Partnership policies and procedures at least annually, or more frequently as such policies and procedures may be changed;

1.1.6.7.            Coordinate, with the approval of the Partnership, the preparation, negotiation and renewal of Partnership Participating Provider Agreements with Participating Providers.

1.1.7.                     Administer Enrollee Eligibility Process.  Manager shall provide the following services regarding administration of the enrollee eligibility process:

1.1.7.1.            Maintain and update a current eligibility list of CalOPTIMA enrollees under the CalOPTIMA Agreement.

1.1.7.2.            Verify eligibility on claims and referrals based on the most current information provided by CalOPTIMA;

1.1.7.3.            Administer system for retroactive eligibility determination and assist Partnership in identifying outstanding accounts receivable from ineligible patients, and bill for services to any ineligible patients.

1.1.8.                     Utilization Management/Quality Assurance.  Manager agrees to provide the following administrative services regarding utilization management and quality assurance.

1.1.8.1.            Manager shall develop and recommend a utilization and quality management plan that meets CalOPTTMA’s requirements.  Partnership agrees, following review of Manager’s recommendations, to adopt a Partnership utilization and quality management plan.

1.1.8.2.            Manager shall implement systems, programs and procedures necessary for Partnership and Participating Providers to perform utilization and quality management.

1.1.8.3.            Manager shall recommend procedures for prior authorization of elective, urgent and emergent out-patient ambulatory surgery and hospital procedures in accordance with the utilization and quality management plan;

1.1.8.4.            Manager shall assist Partnership with prospective, concurrent and retrospective review of medical procedures in accordance with the utilization and quality management plan;

1.1.8.5.            Manager shall provide the Partnership data regarding the use of outpatient and inpatient services by Participating Providers and economic profiling on each Participating Provider;

1.1.8.6.            Manager shall provide data regarding the use of noncontracting providers;

1.1.8.7.            Manager shall provide secretarial and administrative support to the Medical Director and the Divisional and Plan UR/QA Committees of Partnership and such other committee of the Partnership as the Partnership requests;

1.1.8.8.            Manager shall assist Medical Director and the UR/QA Committee in responding to CalOPTIMA enrollee grievances based on the instructions of the Medical Director;

1.1.8.9.            Manager shall provide staff assistance to Partnership in the credentialing process Partnership is required to conduct to assure that providers have current licenses and medical staff privileges.

1.1.9.                     Equipment and Supplies.  Manager shall be responsible, at its sole cost and expense, for all equipment, supplies and personnel necessary for it to perform its duties under this Agreement.

1.1.10.               [Intentionally Omitted]

1.1.11.               Professional and Other Services.  Manager shall be responsible for arranging and paying for payroll, legal and accounting services related to Partnership operations in the ordinary course of business (but excluding any expense incurred in any contract disputes or malpractice suits (if any)).                  •.

1.1.12.               Enrollee and Provider Services.  Manager shall be responsible for providing adequate staffing and other resources, as appropriate, to ensure adequate responses to enrollee and Provider concerns, questions, grievances, etc.

1.2.                           Personnel.  Manager shall employ or contract with and provide all necessary nonphysician personnel, including administrative, bookkeeping, quality assurance, utilization review, claims processing, secretarial and clerical personnel as are reasonably necessary for the conduct of the CalOPTIMA Practice (collectively, “Manager Personnel”).  Manager shall be responsible for hiring and firing all Manager Personnel and shall determine and be responsible for the payment of all compensation, withholding requirements, fringe benefits and insurance coverage to or for the benefit of all Manager Personnel.  Manager shall prepare and file all forms, reports, and returns required by law in connection with unemployment insurance, workers’ compensation insurance, disability benefits, social security, and other similar laws now in effect or hereafter imposed for all Manager Personnel.  Manager shall, in its sole and absolute discretion, determine the types and numbers of personnel and the number of hours and schedules of said personnel it determines are necessary or appropriate to provide the administrative and management services to be provided pursuant to this Agreement.  Manager shall provide such personnel at its sole cost and expense and such personnel may, at the sole and absolute discretion of Manager, be employees or independent contractors of Manager.  Manager shall have sole control over promotion and employee disciplinary and termination matters with respect to Manager Personnel, Notwithstanding anything to the contrary stated herein, Partnership shall have the right to require Manager to remove immediately from performing services for or on behalf of Partnership any Manager Personnel that Partnership determines, in its sole discretion, is detrimental to the Partnership or the CalOPTIMA Practice.

1.3.                               Insurance.  Manager shall maintain, at its, sole cost and expense, general liability insurance and errors and omissions insurance in coverage amounts of not less than One Million Dollars ($1,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate.  The aforedescribed insurance shall be issued by a company or companies authorized to do business in California with a financial rating of at least A:12 or better in “Best’s Key Rating Guide” or its equivalent.  At Partnership’s request, Manager shall provide such proof as Partnership shall request that such insurance is in effect.

1.4.                               Manager is hereby expressly authorized by Partnership to perform all services required of Manager pursuant to the terms of this Agreement in the manner Manager deems reasonable and appropriate to meet the day-to-day requirements of Partnership.

1.5.                             Upon the written request of Partnership, Manager shall provide or arrange for the provision of additional services, beyond those described or referred to herein.  Any additional services provided by Manager are subject to Manager’s capacity and availability to provide the services so requested.  Should Manager provide such additional services, Partnership agrees to pay Manager for such services at a mutually agreed upon rate of compensation.

1.6.                             Notwithstanding any other provision contained herein, Manager shall not be liable to Partnership and shall not be deemed to be in default hereunder for the failure to perform or provide any of the services, personnel or other obligations to be performed or provided by Manager pursuant to this Agreement if such failure is a result of collective bargaining, a labor dispute, act(s) of God, or any other event which is beyond the reasonable control of Manager or which was not reasonably foreseeable by Manager.

2.                                      RESPONSIBILITIES OF PARTNERSHIP.

2.1.                                Partnership covenants and agrees that, at all times during the term of this Agreement and any extension thereof, it shall conduct all activities required by its Partnership Agreement.

2.2.                                 Partnership shall, at its sole cost and expense, procure and maintain at all times during the term of this Agreement comprehensive general and professional liability insurance covering all activities of Partnership directly or indirectly relating to Partnership, each policy in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.  The aforedescribed comprehensive general and professional liability insurance shall be issued by a company or companies authorized to do business in California with a financial rating of at least A:12 or better in “Best’s Key Rating Guide” or its equivalent.  In the event Partnership procures a “claims made” policy as distinguished from an “occurrence” policy, Partnership shall procure and maintain at its sole cost and expense, prior to termination of such insurance, “tail” coverage to continue and extend coverage complying with this Agreement after the end of the “claims made” policy.  Upon reasonable request from Manager, Partnership shall cause to be issued to Manager proper certificates of insurance, evidencing that the foregoing provisions of this Agreement have been complied with.

3.                                      TERM; TERMINATION.

3.1.                                  Term.  The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on the first annual anniversary hereof (i.e., as of the close of business on June 30, 2000) unless earlier terminated as provided below.  The term of this Agreement shall be automatically extended for additional terms of one (1) year each (subject to earlier termination as hereafter provided), unless either party delivers to the other party, not less than thirty (30) days prior to the expiration of the preceding term, written notice of such party’s intention not to extend the term of this Agreement.

3.2.                              Termination for Cause.

3.2.1.                     Either party may terminate this Agreement for cause at any time during the Term effective immediately upon written notice (except as otherwise provided below) to the other party.  For purposes of this Section 3.2.1 “cause” shall include, without limitation, a material breach of this Agreement by the other party (including, without limitation, by failing to perform any material obligation required by such party hereunder) which breach is not cured as provided hereafter in Section 3.2.2.

3.2.2.                     In the event of a breach of this Agreement, the breaching party shall have ten (10) business days from notice thereof to cure the breach; provided, however, that if the nature of such breach is such that more than ten (10) business days reasonably are required for its cure, then the breaching party shall not be considered to be in breach if such party commenced such cure efforts immediately within said ten (10) business day period and thereafter diligently and in good faith prosecutes such cure to completion not later than thirty (30) calendar days after the breach; and provided further, that for a breach by a party of any obligation to pay money, only a five (5) day cure period shall apply.

Furthermore, notwithstanding anything in the foregoing to the contrary: (i) the breaching party shall commence to cure immediately and shall attempt to complete a cure as quickly as possible; (ii) should a party cease such party’s efforts to cure, the cure period shall terminate one (1) business day after such cessation; (iii) no party shall have the right to cure or undertake to cure a breach if the breach is of such a materially adverse nature as to cause substantial harm to the nonbreaching party which may not be fully and completely cured within the time periods provided; (iv) the breaching party shall be liable in damages to the nonbreaching party for any damages caused by the breach which damages are not fully and completely cured within the applicable time period; (v) no party shall have the right to avail itself of the cure provisions hereunder more than two (2) times for any and all breaches of any obligation to pay money; and (vi) except as provided in the immediately preceding subsection (v) regarding breaches of obligations to pay money, no party shall have the right to avail itself of the cure provisions hereunder more than one (1) time for a material breach of this Agreement, it being the express understanding and agreement of the parties that no party shall have the right, either intentionally or unintentionally, to engage in recurring material breaches of this Agreement regardless of such party’s ability or success in curing each such breach.

3.3.                              Termination for Jeopardy.  In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should be determined by a state or federal court or governmental agency or court of law to be in violation of any statute, ordinance, or be otherwise deemed illegal (“Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to lawfully remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then Partnership may terminate this Agreement immediately upon written notice.

3.4.                               Termination for Insolvency.  Either party may terminate this Agreement if the other party shall apply for or consent to the appointment of a receiver, trustee or liquidator in bankruptcy, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors, or take advantage of any bankruptcy, insolvency, reorganization, moratorium or other law for the benefit of creditors, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor or otherwise adjudicating the other party bankrupt or approving a petition seeking reorganization of the other party or appointment of a receiver, trustee or liquidator of the other party of all or a substantial part of its assets, and such order, judgment or decree shall continue in effect for sixty (60) calendar days after its entry, termination shall be effective automatically and immediately upon the occurrence of the foregoing.

3.5.                                 Automatic Termination.  This Agreement shall automatically terminate upon the dissolution of Partnership, or effective upon the effective date of the termination (if any) of the CalOPTIMA Agreement.

3.6.                               Termination Without Cause.  Either party may terminate this Agreement at any time without cause upon ninety (90) days’ advance written notice to the other party.  The parties acknowledge and agree that this Agreement and the relationship created hereby is “AT WILL.”

4.                                      EFFECT OF TERMINATION.

4.1.                              In the event of termination of this Agreement for any reason, Manager shall be entitled to any portion of its Management Fee for the period through the effective date of termination which remains unpaid at such time, and to recover from Partnership any unrecouped advances that may have been made by Manager to Partnership as of the date of termination.  All such amounts shall be paid to Manager within thirty (30) days following termination.  Except as provided herein, Manager shall not be entitled to any other amounts whatsoever on account of its services under this Agreement.

4.2.                              Notwithstanding anything in the foregoing to the contrary, Partnership shall have the right to offset any damages suffered by reason of Manager’s breach of this Agreement against any amounts due to Manager from Partnership hereunder.

4.3.                              Upon termination of this Agreement, Manager shall return to Partnership all books, records, charts, fee slips, remittances, EOB’s, billing statements, patient account information, utilization and quality management data, encounter data, bank deposit slips, checks, Participating Provider data, accounting and financial data, correspondence, notes, reports, and any other information or data, in any form or format, related to Partnership’s business, the CalOPTIMA Practice and the services provided by Manager (collectively, the “Records”) which are in Manager’s possession, custody or control.  Manager shall also provide a computer tape and printout of all Partnership’s records maintained in Manager’s computer system and shall convert such computerized records to a computer disk that translates the information into a program compatible with Partnership’s computer system, along with all accompanying documents.  Manager shall not retain any Records without Partnership’s prior written consent (signed by a representative of both Partners), except that Manager may maintain copies of records to the extent required by applicable law.  Manager shall at all times maintain in strictest confidence and shall not disclose to anyone, use or copy, whether directly or indirectly, any of such Records except as required by law.

5.                                       REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP.  The following representations and warranties of Partnership are made to Manager for the purpose of inducing Manager to enter into this Agreement.  Partnership represents and warrants as follows:

5.1.                                 Partnership is a partnership duly organized, validly existing and in good standing under the laws of the State of California and has all necessary powers to own its properties and to operate pursuant to its Partnership Agreement.

5.2.                                 Partnership has all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default or an event that would constitute a default under, or violation or breach of, Partnership’s Partnership Agreement or any license, lease, franchise, mortgage, instrument, or other agreement to which Partnership may be bound.

5.3.                                 Partnership has furnished Manager a full and complete copy of: (i) Partnership’s Partnership Agreement, and (ii) a sample Physician Provider Agreement for participating providers.  Following execution thereof, Partnership shall provide, or cause to be provided to Manager, a copy of Partnership’s agreement with CalOPTIMA and copies of all executed physician provider agreements which Manager may not already have in its possession.

5.4.                              Partnership has materially complied with, and is not in material violation of, applicable federal, state or local statutes, laws and regulations relating to Partnership’s business the failure to comply with which would have a material adverse affect upon Manager.

5.5.                                 Partnership has obtained and currently maintains all necessary licenses, permits, contracts, and approvals required by federal, state or local statutes and regulations for the proper conduct of the business of the Partnership as it is now being conducted, except that the Partnership has not obtained approval from the Medical Board of California to use the name AMVI/ Prospect Medical Group.

5.6.                                 There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Partnership’s knowledge, threatened against or involving Partnership, affecting Partnership other than routine patient collection matters and professional liability cases adequately covered by insurance.

5.7.                                 Partnership represents and warrants that it shall materially comply with all material applicable governmental laws, regulations, ordinances, and directives, the failure to comply with which would have a material adverse affect on Partnership’s business

6.                                       REPRESENTATIONS AND WARRANTIES OF MANAGER.  The following representations and warranties of Manager are made to Partnership for the purpose of inducing Partnership to enter into this Agreement.  Manager represents and warrants as follows:

6.1.                                 Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in California, and has all necessary corporate powers to own its properties and to operate pursuant to its corporate purposes.

6.2.                                 Manager has all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default, or an event that would constitute a default under, or violation or breach of, Manager’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement to which Manager may be bound.

6.3.                                 Manager has materially complied with, and is not in material violation of, applicable federal, state or local statutes, laws and regulations relating to Manager’s business the failure to comply with which would have a material adverse affect upon Partnership.

6.4.                                 Manager has obtained and currently maintains all necessary licenses, permits, contracts, and approvals required by federal, state or local statutes and regulations for the proper conduct of the business of Manager as it is now being conducted.

6.5.                                 There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Manager’s knowledge, threatened, against or involving Manager.  Manager agrees to immediatly notify Partnership, in writing, of any actual future suits, proceedings, investigations or litigation or any regulatory inquiries or any potential or threatened investigation, suit, proceeding, action or litigation of or involving Manager or Partnership.

6.6.                               Manager represents and warrants that it shall materially comply with all material applicable governmental laws, regulations, ordinances, and directives, the failure to comply with which would have a material adverse affect on Manager’s business

6.7.                              All of Manager’s computer systems are Y2K compliant.

6.8.                               Manager is and shall be responsible for the acts and omissions of its employees, contractors, agents, and representatives.  In the event Partnership is required to pay any interest, penalties, fees, fines, expenses, settlements, or judgments (collectively, “Liabilities”) due to the acts or omissions of Manager’s employees, contractors, agents or representatives, Manager shall immediately reimburse Partnership in the amount of such Liabilities including, without limitation, Partnership attorneys’ fees in litigating, defending, negotiating or otherwise dealing with such Liabilities.

7.                                      MANAGER COMPENSATION.

7.1.                            As Manager’s total compensation under this Agreement (the “Management Fee”) for Manager’s performance of all of its obligations and responsibilities as designated or referred to in this Agreement, Manager shall be entitled solely and exclusively to an amount equal to Four Dollars and 70/100 ($4.70) per CalOPTIMA enrollee per month; provided however as follows: the amount of such compensation due to Manager shall be calculated on a Partnership Divisional basis so that each Partner shall be responsible for paying its share of such fee based upon the number of CalOPTIMA enrollees attributable to such Partner’s division of the Partnership, and provided, further, that in the event there is any reduction in such rate payable by any division of the Partnership, such as pursuant to any risk sharing agreements between the Partnership or any division of the Partnership reducing such rate, the rate payable to Manager by such division shall also be reduced on a comparable basis.  (For example, if the AIH and SATPG divisions of the Partnership each have 1000 enrollees (i.e., the Partnership has a total of 2,000 CalOPTIMA enrollees), Manager’s monthly fee for that month shall be a total of Nine Thousand Four Hundred Dollars ($9,400) (i.e., 2000 enrollees multiplied by $4.70).  If, subsequently, the AIH division of the Partnership negotiates a reduction in a risk sharing agreement with the hospitals resulting in an increased institutional/hospital management fee of $3.34 per enrollee per month, then the new Management Fee for the AIH Division of the Partnership shall be reduced from $4.70 to $4.36 per enrollee per month so that if each division remains with 1,000 enrollees then Manager’s total Management Fee shall be reduced to $9,060 per month of which the AIH division shall pay $4,360 and the SATPG division shall pay $4,700.)).  In the event of any retroactive reduction, the adjustment to the Management Fee shall also be retroactive and shall reduce any future Management Fee payments until the full amount of the adjustment has been effectuated.  The Management Fee shall not include any percentage or portion of any other funds recovered or CalOPTIMA bonuses such as stop loss, CCS, COB, etc., or any other amounts.

7.2.                               In exchange for Manager’s compensation, Manager shall be accountable to ensure Partnership achieves the acceptable scores on all audits and regulatory requirements (such as an 80% score on the annual CalOPTIMA audit).  The Partnership’s Managing Partner shall have the option to impose financial and other sanctions on Manager should Manager fail to meet such standards.

8.                                      RECORDS.

8.1.                              All medical records and documents, including reports, x-rays, and other similar types of reports for patients of Partnership’s Participating Providers shall be the property of Partnership’s Participating Providers.  Partnership agrees to require Partnership’s Participating

Providers to allow Manager and its duly authorized representatives to inspect, audit and duplicate any data or records necessary for Manager to perform its duties pursuant to this Agreement.  Partnership and Manager shall comply with all applicable federal, state, and local laws and regulations pertaining to the confidentiality of said medical records.

8.2.                               All records, information, and other data contained in any systems of Manager relating to the Partnership’s business is and shall be and remain the property of the Partnership and shall be immediately returned to Partnership upon any termination of this Agreement.

9.                                      INDEMNIFICATION.  Each party shall indemnify, defend and hold harmless the other and its partners, and their respective officers, directors, agents, contractors, representatives and employees, from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused, directly or indirectly, by or as a result of any breach or inaccuracy in the representations or warranties of such parry contained in this Agreement and any failure by such party to perform its obligations contained in this Agreement.  The provisions of this section shall survive the expiration or earlier termination of this Agreement.

The indemnified party shall promptly notify the indemnifying party or parties of the existence of any claim, demand, or other matter to which the indemnification obligations would apply (the “Indemnified Claim”), and shall give the indemnifying party or parties a reasonable opportunity to defend the same at its or their own expense and with counsel of its or their own selection, provided that the indemnified party shall at all times also have the right to participate fully in the defense of the Indemnified Claim, at the indemnified party’s own expense.  If the indemnifying party shall, within a reasonable time after such notice fail to defend such claim, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Indemnified Claim on behalf, for the account, and at the risk and expense, of the indemnifying party.

10.                               PROPRIETARY INFORMATION; CONFIDENTIALITY.

10.1.                      At all times during the term hereof and following the expiration or earlier termination of this Agreement, all trade secrets and proprietary confidential information of Partnership including, without limitation, all information regarding patient volumes, the names and addresses of all patients and referral sources and all other patient information, all business and financial information relating to Partnership’s business (including, without limitation, financial statements, business plans, expansion plans, marketing and public relations plans, the substance of any and all strategic planning or other business meetings), all methods of operation of the Partnership, all utilization and quality assurance, data, policies and protocols, the contents and terms of the Partnership Agreement, and the terms, contents and forms of all contracts and other business documents or information of Partnership, whether currently or in the future developed or maintained by Partnership and including any and all deletions, additions, modifications and amendments thereto (collectively, “Partnership’s Proprietary Materials”), whether prepared in whole or in part by Manager, is and shall be the exclusive, sole and absolute property of Partnership.  Both parties acknowledge and agree that Partnership has developed Partnership’s Proprietary Materials at significant expense, and that said Proprietary Materials are not available for review or use by enrollees or the public.  All of Partnership’s Proprietary Materials are and shall at all times remain confidential and proprietary and constitute valuable trade secrets of Partnership.  Except in the ordinary course of performing its obligations under this Agreement and except upon Partnership’s prior written consent (which consent must be signed by duly authorized officers of both Partners of the Partnership), Manager shall not disclose to anyone, use or copy, or take any such trade secrets or confidential and proprietary information for Manager’s benefit or gain, either during the term of this Agreement or at any time after the termination hereof.  Upon any expiration or earlier termination of this Agreement for any reason, Manager shall not, without the prior written consent of Partnership (which consent must be signed by duly authorized officers of both Partners of the Partnership), take or use any of Partnership’s Proprietary Materials, and shall return to Partnership all of Partnership’s Proprietary Materials in Manager’s possession, custody or control.

10.2.                        At all times during the term hereof and following the termination of this Agreement, Manager shall not, directly or indirectly, interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between Partnership and any health care provider or supplier, or between Partnership or any CalOPTIMA enrollees, or between Partnership or any employee, independent contractor, consultant, agent or contracting party of Partnership.

10.3.                         Manager acknowledges, understands and agrees that Manager’s continuing breach of this provision would cause substantial and irreparable harm to Partnership.  Accordingly, in the event Manager breaches this provision, Partnership shall be entitled to preliminary and permanent injunctive relief preventing any further breaches by Manager and enforcing this provision and Manager hereby consents to the issuance of such relief and hereby waives any requirements that Partnership secure or post a bond in connection with Partnership’s obtaining any injunctive or other equitable relief.  In addition, Partnership shall be entitled to such damages from Manager as Partnership can demonstrate it suffered by reason of Manager’s breaches prior to the issuance of injunctive relief.

10.4.                         In the event that any part of the provisions set forth above in this Section 10 shall be finally determined by any court of competent jurisdiction to be invalid or unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, and if such determination is upheld on appeal or no appeal from such determination is taken, then these provisions shall automatically be deemed amended so that the affected part of this Section 10 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Notwithstanding the foregoing, the unaffected parts of this Section 10 shall remain in full force and effect at all times during the period specified herein.

10.5.                         Except in the ordinary course of performing its obligations under this Agreement and except upon Manager’s prior written consent, Partnership shall not disclose to anyone, use or copy, or take any trade secrets or confidential and proprietary information of Manager for Partnership’s benefit or gain, either during the term of this Agreement or at any time after the termination hereof.  Upon any expiration or earlier termination of this Agreement for any reason, Partnership shall not, without the prior written consent of Manager, take or use any of Manager’s trade secret or confidential or proprietary information, and shall return to Manager all such materials in Partnership’s possession, custody or control, except that Partnership and any Partner may retain copies and use such information and materials to the extent required by law or as necessary to continue to perform its functions under the CalOPTIMA Agreement or for other patient care.

10.6.                         Partnership agrees not to hire, engage or contract with, either as an independent contractor, employee or in any other capacity, any personnel of Manager, during the first twelve (12) months following the effective expiration or termination date hereof, without Manager’s prior written consent.

10.7.                         The provisions of this Section 10 shall survive the termination of this Agreement.

11.                           INDEPENDENT CONTRACTORS.  The parties hereto acknowledge and agree that the relationship created between Manager and Partnership is strictly that of independent contractors.  Nothing contained herein shall be construed as creating an employer/employee, partnership or joint venture relationship between the parties.  Each party hereto shall be responsible for all compensation, salaries, taxes, withholdings, contributions, benefits, and workers’ compensation insurance with respect to all personnel employed or contracted by said party and shall indemnify, defend and hold harmless the other party and its partners, officers, directors, agents, contractors, representatives and employees from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of same.  The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

12.                               MISCELLANEOUS.

12.1.                        No Third Party Beneficiaries.  The parties intend that the benefits of this Agreement shall inure only to Manager and Partnership and not to any third person, except as expressly so stated herein.  Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against either Manager or Partnership by any other person or entity.

12.2.                        Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

12.3.                        Successors and Assigns.  Notwithstanding any other provision of this Agreement, neither party may assign this Agreement or assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.  This Agreement binds the successors, heirs, and authorized assignees and delagees of the parties.

12.4.                        Counterparts.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

12.5.                        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not effect in any way the meaning or interpretation of this Agreement.

12.6.                        Notices.  Any notices required or permitted to be given hereunder by either party to the other shall be in writing and shall be deemed delivered upon personal delivery or delivery by electronic facsimile; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Partnership:       AMVI/Prospect Medical Group
10362 Bolsa Avenue
Westminster, CA 92683
Attention: Co D.L.  Pham, M:D.

If to Manager:                    Prospect Medical Systems, Inc.
1920 East 17th Street, Suite 200
Santa Ana, CA 92705-8626
Attention: President

12.7.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.8.                        Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by both parties.

12.9.                        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

12.10.                  Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules.

12.11.                  Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

12.12.                  Attorneys’ Fees.  In the event of any dispute or disagreement arising under or in any way relating to this Agreement (including, without limitation, any lawsuit, arbitration, mediation or any other proceeding or action), unless otherwise provided or authorized by statute, each party shall bear its attorneys’ fees and other professional fees, costs and/or expenses and no party shall be entitled to recover any such fees, costs and/or expenses from any other party for any reason including, without limitation, regardless of whether a party is the prevailing party in any legal action.

12.13.                  Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Management Services Agreement and the intentions of the parties hereto.

12.14.                  Rights Cumulative.  The various rights and remedies herein granted to Manager or Partnership shall be cumulative and in addition to any other rights Manager or Partner ship, respectively, may be entitled to under law.  The exercise of one or more rights or remedies shall not impair the right of Manager or Partnership to exercise any other right or remedy, at law or equity.

12.15.                  Federal Social Security Requirements.  Pursuant to Section 1395x(v)(l)(I) of Title 42 of the United States Code, with respect to any services furnished under the terms of this Agreement if the value or cost of which is Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, until the expiration of four (4) years after the termination of this Agreement, Manager shall make available upon written request to the Secretary of the United States Department of Health and Human Services, or upon request by the Comptroller General of the United States

General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement.

Manager further agrees that in the event Manager carries out any of its duties under this Agreement through a subcontract, with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, the subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs.

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12.16.              Mediation of Disputes.

12.16.1.         Prior to initiating litigation the party intending to commence litigation shall give notice of its intention to do so (the “Litigation Notice”) to the other party and the other party shall have the right to submit the issue to mediation before a recognized independent mediation service in Los Angeles or Orange County, California, Each party hereby agrees to actively participate in such mediation and cooperate in good faith to resolve the dispute by mediation as quickly as possible.  To this end the mediator shall be directed to meet and confer with the parties and attempt to resolve the dispute forthwith after his or her appointment and, if possible, within five (5) business days.  In the event the dispute is not resolved by mediation within thirty (30) days from the Litigation Notice, the party which gave the Litigation Notice shall have the right to commence legal action in a court of competent jurisdiction.

12.16.2.         Notwithstanding anything in the foregoing to the contrary, it is expressly understood and agreed that neither party shall be required to participate in mediation if the nature of the breach by the other party would cause irreparable harm to the nonbreaching party or if mediation is impracticable under the circumstances.

12.16.3..      Subject to subsection 12.12 above regarding legal fees, etc., the cost of the mediator (and any related costs incident thereto required by the mediator or mediation service) shall be shared equally by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“MANAGER”			“PARTNERSHIP”

PROSPECT MEDICAL SYSTEMS, INC.			AMVI/PROSPECT MEDICAL GROUP

By:	/s/ Jacob Terner		By:	SANTA ANA/TUSTIN
	Jacob Terner, M.D.			PHYSICIANS GROUP, INC.
	Its:	a.v		(Partner)

				By:	/s/ Jacob Terner
Jacob Terner, M.D.
				Its:	President

			By:	AMVI/IMC HEALTH NETWORK, INC., A MEDICAL CORPORATION (Partner)

				By:	/s/ [Illegible] Pharm
Co D.L. Pham, M.D
				Its:	President

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A                                      Power of Agency

EXHIBIT “A”

POWER OF AGENCY

EXHIBIT “A”

POWER OF AGENCY

This Power of Agency is made and entered into in connection with that certain Management Services Agreement (the “Agreement”) dated as of the      day of             , 1999, between Prospect Medical Systems, Inc., a Delaware corporation (“Manager”), and AMVI/IMC Health Network, Inc., a Medical Corporation, a California partnership (“Partnership”).

1.                                       Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

2.                                        Power of Manager.  Partnership hereby appoints the Manager as Partnership’s agent (“Agent”) to act for Partnership and in Partnership’s name, place and stead solely for the purposes of: (a) endorsing all checks made payable to Partnership for services provided to CalOPTIMA enrollees; (b) taking all steps required to submit, process and collect all claims for payment to CalOPTIMA; (c) receiving and depositing capitation and other payments received by Partnership; and (d) engaging in such other actions as may be approved in advance in writing by the Partnership’s Managing Partner.

3.                                        Administration.  Agent shall maintain in its files a copy of the CalOPTIMA contract.  Notwithstanding anything herein to the contrary, Partnership shall look solely to CalOPTIMA for payment for medical services and supplies and neither Manager nor any officer, employee, agent or affiliate of Manager shall be liable for such payment.

4.                                        Term.  The term of this Power of Agency shall be coextensive with the term of the Agreement

5.                                        Full Authority.  Agent is hereby granted full authority to act in any manner proper and necessary or convenient for the exercise of the foregoing powers.

IN WITNESS WHEREOF, this Power of Agency is executed effective as of the day and year first above written.

“MANAGER”			“PARTNERSHIP”

PROSPECT MEDICAL SYSTEMS, INC.			AMVI/PROSPECT MEDICAL GROUP

By:	/s/ [Illegible]		By:	SANTA ANA/TUSTIN PHYSICIANS
	Its:	CEO		GROUP, INC. (Partner)

				By:	/s/ [Illegible]
					Its:	President

			By:	AMVI/IMC HEALTH NETWORK, INC., A MEDICAL CORPORATION (Partner)

				By:	/s/ [Illegible]
					Its:	President